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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

Intrepid Capital management, Inc.   --  State of Florida

Allen C. Ewing & Co.                --  State of Florida

Intrepid Capital Real Estate, Inc.  --  State of Florida

Ewing Asset Management, Inc.        --  State of Florida

Enviroq Corporation                 --  State of Delaware